Exhibit 10.4

October 16, 2006

Mr. Alex Shootman

9430 East Star Hill Trail

Lone Tree, Colorado

Dear Alex:

I am pleased to extend to you an offer to join Vignette Corporation (“Vignette” or “the Company”) as our Senior Vice President of Worldwide Sales and Services, starting on October 20, 2006. In this capacity, you will perform the duties, undertake the responsibilities and exercise the authority as customary for persons situated in a similar executive capacity. You will report directly to me, with a work location of Austin, Texas and you will promote the business of the Company on a full time basis.

Your compensation will include the following:

•	A bi-weekly salary of $10,576.92 (which when calculated on an annual basis equals $275,000.00);

•	Annual performance based bonuses at a target of $225,000.00 as follows:

a.	Eligibility in the Executive Performance Bonus Plan (“Bonus Plan”) targeted at $125,000.00 annually. This bonus is paid out semi-annually based on the attainment of individual and company performance goals set forth in the Bonus Plan and approved by our Board of Directors. Currently the maximum payout under the Bonus plan is 150% of target.

b.	Eligibility for an additional Sales and Service bonus targeted at $100,000.00 annually. This bonus will be paid out semi-annually based on attainment of license revenue and service margin goals as agreed to by you and the Company and approved by our Board of Directors. Currently the maximum payout under this Sales and Service bonus is 150% of target.

c.	Please note that if your employment commences before October 23, 2006, you will be guaranteed a bonus of $50,000.00 for the fourth quarter of 2006 and your bonus for the first half of 2007 will be guaranteed at a minimum payout of $50,000.00.

•	A signing bonus of $100,000.00 to be paid no later than January 30, 2007. In the event that you voluntarily terminate your employment within 24 months from Vignette for other than “Good Reason” as defined below, then $65,000 of this amount will be repaid by you to the Company. You hereby agree that the Company may deduct any amount of this bonus repayment which has not already been repaid from any final compensation owed to you upon your departure.

1301 South MoPac Expressway, Suite 100, Austin, TX 78746

Phone: 888.608.9900/Fax 512.741.1403/E-mail; info@vignette.com

•	150,000 stock options through the Vignette Corporation Stock Option Plan granted as follows:

a.	100,000 stock options with a four year vesting schedule, with twenty five percent of the shares vesting on the first anniversary date of the grant, and an additional 6.25% of this grant vesting quarterly thereafter.

b.	An additional 50,000 stock options through the Vignette Corporation Stock Option Plan that will vest subject to annual revenue and margin performance criteria. Subject to appropriate accounting and compliance treatment, such shares will be issued toward the start of your employment and will have a four year vesting schedule, with twenty five percent of the shares vesting on January 31, 2008 if the revenue and margin performance criteria are achieved for the fiscal year 2007. An additional 25% of this grant will vest annually thereafter on January 31 2009, 2010 and 2011, if the applicable annual revenue and margin performance criteria from the prior fiscal year have been achieved. Each year of vesting will be subject to the performance criteria established for the prior fiscal year and any options which did not vest because of failure to meet the performance criteria will be permanently forfeited. These additional options do no limit your ability to receive additional discretionary option grants as approved by the Compensation Committee in the future.

c.	25,000 shares of restricted stock granted through the Vignette Corporation Stock Option Plan which will vest as follows: 5,000 shares will vest on the first anniversary of the grant date; another 5,000 shares which will vest on the second anniversary of the grant date; and the remaining 15,000 shares will vest on the third anniversary of the grant date.

d.	All option and restricted stock grants will be subject to the terms of separate Stock Option and Restricted Stock Agreements and offers which will be provided to you after approval by the Compensation Committee of Vignette’s Board of Directors.

•	Eligibility for you and your family to participate in all of the benefits provided to Vignette’s employees and executives. This will include four (4) weeks of annual vacation per year under the Company’s vacation policy;

•	A relocation package to assist you in your move to Austin, Texas. This package will include a house hunting trip for you and your family, movement of your personal goods, home sale and purchase assistance and up to sixty days of temporary lodging. Specific details of the items covered and the process for reimbursement will be provided to you by the Company. This relocation package will have a maximum cash payout of $150,000 that will be grossed up for tax purposes. It will also be subject to full repayment should you voluntarily terminate your employment within 24 months of your final move to Austin, TX.

Should your employment with Vignette be terminated without “Cause” or for “Good Reason,” after the date of your permanent relocation to Austin Texas, you will receive mitigating severance payments in the equivalent of twelve months of salary, to be paid over a twelve month period on Vignette’s regular payroll schedule with payment contingent upon execution of a Separation Agreement approved by Vignette, which will include appropriate releases, and restrictive covenants including non compete, no hire and non solicitation clauses of a duration equal to the twelve month severance period. In the event of such a termination, you agree to use all reasonable efforts to find replacement employment. If you are hired by any other employer, at any time during the severance payment period, your severance payments will cease as of the effective date of such hire. In the event that you have permanently relocated to Austin Texas, and are terminated without “Cause” or for “Good Reason”, during the first 12 months of your employment with the Company, you will receive a guaranteed payment of 50% of your target Executive Performance Bonus in addition to the 12 months of salary outlined above, subject to the same requirement for an appropriate Separation Agreement. Any prior bonus payment received, whether earned or paid pursuant to the other guarantees set forth herein will be considered in determining the amount to be paid under this provision. These severance payments will be made in substantially equal amounts paid out over twelve (12) months and pursuant to the Company’s normal payroll cycles.

“Cause” for purposes of this Agreement shall be defined as your termination as a direct result of any of the following events which remains uncured after 15 days from the date of notice of such breach to you or which cannot by its nature be cured: (a) material misconduct that results in material harm to the business of the Company; (b) material and repeated failure to perform duties or to achieve sales and margin targets assigned by the CEO or the Board of Directors, which failure is not a result of a disability and results in material harm to the business of the Company; (c) any material breach of the Company’s policies, particularly those related to business ethics and compliance or breach of the Proprietary Inventions Agreement; or (e) failure to permanently relocate to Austin Texas within nine (9) months of the start of your employment.

“Good Reason” for purposes of this Agreement shall be defined as your resignation as a direct result of any of the following events: (i) any material breach by the Company of any provision of this Agreement, which breach is not cured within fifteen (15) days following written notice of such breach from you; (ii) a substantial reduction of responsibilities following the occurrence of a Change of Control (as defined below) of the Company ; or (iii) any relocation of the Company’s headquarters office more than fifty (50) miles from its site as of the date of this letter.

Change of Control for purposes of this Letter Agreement shall be defined as (i) the acquisition of fifty percent (50%) or more of the beneficial ownership interests, or fifty percent (50%) or more of the voting power, of the Company, either directly or indirectly, in one or a series of related transactions, by merger, purchase or otherwise, by any person or group of persons acting in concert (including, without limitation, any one or more individuals, corporations, partnerships, trusts, limited liability companies or other entities); (ii) the disposition or transfer, whether by sale, merger, consolidation, reorganization, recapitalization, redemption, liquidation or any other transaction, of fifty percent (50%) or more by value of the assets of the Company in one or a series of related or unrelated transactions over time.

You hereby represent that you are under no obligation from your current employer which would limit or prevent your employment by Vignette or your ability to perform the role contemplated by this offer letter. You also represent that all the information you have provided the Company regarding your educational and professional credentials and your prior compensation and equity holdings from prior employers are complete and correct. Any violation of these representations will be an additional basis for your termination for ‘Cause’ as set forth herein.

This offer of employment is contingent upon your execution of this Letter, Employment Application, PRSI Background Check, and satisfaction of the requirements of an I-9 Employment Eligibility Verification Form. Please understand that employment remains “at will”, and neither this letter nor the Stock Option Plan create an employment contract with you.

I am looking forward to having you as a key member of the Vignette management team. Our market is moving quickly and we have a lot of work to do.

Sincerely,

Michael A. Aviles
President and
Chief Executive Officer
Vignette Corporation

EMPLOYEE ACCEPTANCE

The signing of this letter acknowledges the acceptance of the offer contained herein:

20 Oct 2006
Employee Signature	Date

/s/ Alex Shootman
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